Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

Strategic Partners Asset Allocation Funds:

We consent to the incorporation by reference, in this registration statement, of our report dated September 27, 2004 on the statement of assets and liabilities, including the portfolio of investments as of July 31, 2004, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended of the Strategic Partners Asset Allocation Funds comprised of Strategic Partners Moderate Growth Fund, Strategic Partners Conservative Growth Fund and Strategic Partners High Growth Fund (hereafter referred to as the “Fund”).  The financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

September 27, 2004